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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
JONES LANG LASALLE INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
PROXY STATEMENT

April 4, 2003

Dear Stockholder:

        I would like to invite you to attend our 2003 annual meeting of stockholders, which will be held on Thursday, May 22, 2003, beginning at 1:30 p.m., local time, in the Indiana Room on Lower Level 1 of the Aon Center, 200 East Randolph Drive, Chicago, Illinois 60601.

        The formal notice of the annual meeting and the proxy statement can be found on the following pages. A copy of our 2002 Annual Report and our Form 10-K for the year are enclosed for your review. Also enclosed are a proxy card and a postage-paid return envelope.

        To be sure that your shares will be voted at the meeting, please complete and sign the enclosed proxy card and return it in the enclosed envelope as promptly as possible or vote electronically, by phone or internet, as described on the proxy card. You are encouraged to specify your choices on the matters indicated. However, it is not necessary to specify your choice on a matter if you wish to vote in accordance with the recommendation of the Board of Directors, in which event merely giving your proxy will be sufficient.

        I hope that you will be able to attend the annual meeting. If you do, you may vote your shares in person even though you have given your proxy.

STUART L. SCOTT Chairman

Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2003

        The annual meeting of stockholders of Jones Lang LaSalle Incorporated will be held on Thursday, May 22, 2003, beginning at 1:30 p.m., local time, in the Indiana Room on Lower Level 1 of the Aon Center, 200 East Randolph Drive, Chicago, Illinois 60601, for the following purposes:

  1.
  To elect three Directors to serve until the 2006 annual meeting of stockholders and until their successors are elected and qualify;

  2.
  To ratify the appointment of KPMG LLP as Jones Lang LaSalle's independent auditors for the fiscal year ending December 31, 2003;

  3.
  To vote on a stockholder proposal to declassify the Board of Directors; and

  4.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on March 21, 2003 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting.

By Order of the Board of Directors

GORDON G. REPP Assistant Secretary
Chicago, Illinois April 4, 2003

        ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT IN THE ACCOMPANYING ENVELOPE OR GIVE THEIR PROXY BY PHONE OR INTERNET IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held May 22, 2003

INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Jones Lang LaSalle Incorporated, a Maryland corporation ("Jones Lang LaSalle"), for use at the annual meeting of Jones Lang LaSalle's stockholders to be held on Thursday, May 22, 2003, beginning at 1:30 p.m., local time, in the Indiana Room on Lower Level 1 of the Aon Center, 200 East Randolph Drive, Chicago, Illinois, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

        Jones Lang LaSalle expects to first send this Proxy Statement and the enclosed form of proxy to stockholders on or about April 4, 2003.

ANNUAL REPORT

        The 2002 Annual Report of Jones Lang LaSalle and the Form 10-K for the year ended December 31, 2002, including financial statements audited by KPMG LLP, independent auditors, and their report thereon dated January 31, 2003, with reference to one footnote dated February 13, 2003, are being mailed together with this Proxy Statement to each of Jones Lang LaSalle's stockholders of record at the close of business on March 21, 2003 (the "Record Date").

VOTING AT THE ANNUAL MEETING

        Only stockholders of record of Jones Lang LaSalle's common stock, $.01 par value per share (the "Common Stock"), at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters voted upon by stockholders and is entitled to vote for as many persons as there are Directors to be elected. There were 31,015,660 shares of Common Stock outstanding on the Record Date held by approximately 4,000 beneficial owners.

        The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Stockholders can deliver their proxy by either completing and submitting a properly signed proxy card or by telephone, or electronically through the Internet, by following the instructions on the proxy card.

        Shares of Common Stock represented in person or by properly executed proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares which abstain from voting as to a particular matter and broker non-votes on the stockholder proposal will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. Accordingly, in determining whether director nominees and the ratification of KPMG LLP have received the requisite number of affirmative votes, abstentions will have no effect on the voting and in determining whether the stockholder proposal has received the requisite number of votes, abstentions and broker non-votes will have no effect on the voting. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

        Directors will be elected by a plurality of the votes cast at the Annual Meeting. There is no cumulative voting for Directors. The affirmative vote of a majority of the total number of votes cast by holders of Common Stock entitled to vote at the Annual Meeting will be necessary to ratify the appointment of KPMG LLP as Jones Lang LaSalle's independent auditors for 2003. Approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast.

        Each valid proxy returned to Jones Lang LaSalle will be voted at the Annual Meeting as indicated on the proxy or, if no indication is made with respect to a proposal, in accordance with the recommendations of the Board set forth in this Proxy Statement. Jones Lang LaSalle does not know of any matters to be presented at the Annual Meeting other than the proposals referred to on the proxies and described in this Proxy Statement. However, if any other matters are properly presented at the Annual Meeting, the persons named on the enclosed form of proxy intend to vote the shares represented by them in accordance with their best judgment pursuant to the discretionary authority granted them in the proxies.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Assistant Secretary of Jones Lang LaSalle, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, or (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Assistant Secretary of Jones Lang LaSalle. Notice of revocation or subsequent proxy should be sent to Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: Gordon G. Repp, Assistant Secretary, or hand-delivered to the Assistant Secretary of Jones Lang LaSalle at or before the taking of the vote at the Annual Meeting. Facsimiles will not be accepted.

STOCKHOLDER AGREEMENTS

        In connection with the acquisition of the property and asset management, advisory and other real estate businesses operated by a series of partnerships and corporations in Europe, Asia, Australia, North America and New Zealand under the name "Jones Lang Wootton" or "JLW" (the "JLW Companies"), each former beneficial owner of the JLW Companies (the "JLW Shareholders") entered into a separate stockholder agreement ("Stockholder Agreement") with Jones Lang LaSalle. In addition, in the cases where a JLW Shareholder is not a natural person, the employee of the JLW Companies who owns or holds an interest in such JLW Shareholder (a "Related JLW Owner") entered into a Stockholder Agreement along with such JLW Shareholder. Unless otherwise agreed, the term of such Stockholder Agreements commenced upon the closing of the acquisition of the JLW Companies (the "Closing") and will terminate on the earlier of (i) the first business day immediately following the fifth annual meeting of stockholders following March 11, 1999, which is currently scheduled as the May 22, 2003 meeting to which this Proxy Statement applies, or (ii) June 1, 2003 (the "Transition Period").

        Pursuant to the Stockholder Agreements, each JLW Shareholder and Related JLW Owner has, among other things, agreed (i) to standstill covenants and covenants restricting activities affecting the management and corporate control of Jones Lang LaSalle and (ii) to vote all shares of Common Stock owned by such JLW Shareholder and Related JLW Owner in favor of persons nominated by the Board and in accordance with the recommendation of the Board on stockholder proposals and matters involving a sale or merger of Jones Lang LaSalle which the Board has recommended against approving.

        Each former LaSalle Partners employee stockholder who is a former partner of DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership, two affiliated employee partnerships, has entered into a stockholder agreement (a "DEL Stockholder Agreement") that contains all the stockholder covenants and voting provisions contained in the Stockholder Agreements.

        As a result of the Stockholder Agreements and DEL Stockholder Agreements, as long as persons who are parties or otherwise subject to such agreements own or control a significant number of the issued and outstanding shares of Common Stock entitled to vote, the Board's recommendation regarding director nominees to the Board, sale or merger transactions and all stockholder proposals will be assured a significant level of support. Approximately 20% of the outstanding Common Stock is currently owned by persons who are bound by the Stockholder Agreements and the DEL Stockholder Agreements.

PROPOSAL 1

ELECTION OF DIRECTORS

        Three Class III Directors are to be elected at the Annual Meeting. The Class III Directors will serve three-year terms until Jones Lang LaSalle's annual meeting of stockholders in 2006 and until their successors are elected and qualify, or until their earlier death, resignation, retirement, disqualification or removal.

        The Board has a Nominating and Governance Committee (the "Nominating Committee") that consists entirely of Directors who are not employed by Jones Lang LaSalle or any of its subsidiaries. As indicated in its charter, the Nominating Committee shall (i) seek out candidates and otherwise aid in attracting highly qualified candidates to serve on the Board, (ii) review the qualifications of new candidates and the performance of incumbent Directors whose terms are to expire at the next annual meeting and (iii) recommend to the Board those persons (a) to be nominated to stand for election by the stockholders to the Board and (b) to be elected by the Board to fill vacancies and newly created positions on the Board.

        The Nominating Committee will consider nominees for director recommended by stockholders, provided that such recommendation is made in accordance with the requirements set forth in the section headed "Stockholder Proposals," below.

        Each valid proxy returned to Jones Lang LaSalle will be voted at the Annual Meeting for the three nominees listed below, unless the proxy specifies otherwise. The Board recommends that stockholders vote FOR the election of each of the three nominees listed below. Biographical information for each of the nominees is set forth below under the caption "Management."

Nominees

Class III (term expiring in 2006)

Stuart L. Scott
Derek A. Higgs
Thomas C. Theobald

        While the Board does not anticipate that any of the nominees will be unable to stand for election as a Director at the Annual Meeting, if that is the case, proxies will be voted in favor of such person or persons designated by the Board.

MANAGEMENT

Directors and Executive Officers

        Jones Lang LaSalle's Articles of Incorporation, as amended, provide for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. In September 2002, the Board reduced its size to nine members and in connection therewith established a Board consisting of a majority of Non-Executive Directors. The Board currently consists of three Class I Directors (Messrs. de Bettignies, Hartley-Leonard and Roberts), three Class II Directors (Ms. Penrose and Messrs. Peacock and Tai) and three Class III Directors (Messrs. Scott, Higgs and Theobald). The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor Directors at the annual meetings of stockholders held during the calendar years 2004, 2005 and 2003, respectively.

        The following table sets forth information with respect to the Directors who will continue to serve on the Board following the Annual Meeting, the Director nominees and the executive officers of Jones Lang LaSalle. Jones Lang LaSalle currently has a nine member Board, which includes six Non-Executive Directors.

Name	Age	Position
Executive Directors (also Executive Officers)
Stuart L. Scott	64	Chairman of the Board of Directors and Director Nominee
Christopher A. Peacock	57	President, Chief Executive Officer and Director
Peter C. Roberts	42	Executive Vice President, Chief Executive Officer, Americas and Director
Non-Executive Directors
Henri-Claude de Bettignies	64	Director
Darryl Hartley-Leonard	57	Director
Derek A. Higgs	58	Director Nominee
Sheila A. Penrose	57	Director
Jackson P. Tai	52	Director
Thomas C. Theobald	65	Director Nominee
Other Executive Officers
Peter A. Barge	52	Chief Executive Officer, Asia Pacific
Lawrence Deans	51	Executive Vice President, Chief Human Resources Officer
Margaret A. Kelly	45	Chief Marketing and Communications Officer
Lauralee E. Martin	52	Executive Vice President and Chief Financial Officer
John G. Minks	47	Chief Executive Officer of Global Client Services and Chief Executive Officer of Corporate Solutions for Europe
Mark J. Ohringer	44	Executive Vice President, General Counsel and Secretary
Robert S. Orr	44	Chief Executive Officer, Europe
Lynn C. Thurber	56	Chief Executive Officer of LaSalle Investment Management
Earl E. Webb	46	Chief Executive Officer of Capital Markets
Nicholas J. Willmott	42	Executive Vice President and Global Controller

        The following is a biographical summary of the experience of the Directors who will continue to serve on the Board following the Annual Meeting, the Director Nominees and the executive officers of Jones Lang LaSalle.

Executive Directors (also Executive Officers)

        Stuart L. Scott.    Mr. Scott has been Chairman of the Board of Directors and a Director of Jones Lang LaSalle since its incorporation in April 1997. Mr. Scott was Chief Executive Officer from April 1997 through December 2001 and a member of the Management Executive Committee from March 1999 through December 2001. Previously, he was Chief Executive Officer and Chairman of the Management Committee of LaSalle Partners Limited Partnership and LaSalle Partners Management Limited Partnership (the "Predecessor Partnerships") from December 1992 until 1997. Prior to December 1992, Mr. Scott was President of the Predecessor Partnerships for more than 15 years and Co-Chairman of the Management Committee from January 1990 to December 1992. Mr. Scott originally joined Jones Lang LaSalle in 1973. He is a member of the boards of directors of Hartmarx Corporation, a clothing manufacturing company, and LaSalle Hotel Properties, a REIT. He holds a B.A. from Hamilton College and a J.D. from Northwestern University.

        Christopher A. Peacock.    Mr. Peacock has been the Chief Executive Officer of Jones Lang LaSalle since January 2002 and President, Chairman of Jones Lang LaSalle's Management Executive Committee and a Director of Jones Lang LaSalle since March 1999. Mr. Peacock was Deputy Chief Executive Officer and Chief Operating Officer from March 1999 until December 2001. Mr. Peacock was International Chief Executive Officer of the JLW Companies from September 1997 through March 1999, having previously been the European Chief Executive Officer since June 1996. From November 1992 to June 1996, Mr. Peacock served concurrently as Managing Partner for the Continent of Europe and as Chairman of Leasing and Agency in England. He became a member of the JLW Companies' Executive Board for the Continent of Europe in June 1985. Mr. Peacock originally joined JLW England as an employee in 1972 and was made a partner in 1974. Mr. Peacock is a Fellow of the Royal Institution of Chartered Surveyors. He was educated at Wellington College, Berkshire, England.

        Peter C. Roberts.    Mr. Roberts has been Chief Executive Officer, Americas since January 2003, an Executive Vice President and a member of Jones Lang LaSalle's Management Executive Committee since January 2001 and a Director of Jones Lang LaSalle since December 2001. Previously he was Chief Operating Officer of Jones Lang LaSalle from January 1, 2002 through December 31, 2002. Prior to that, he served as Chief Financial Officer from January 2001 to December 2001. Prior to that he served as Managing Director of Jones Lang LaSalle's Tenant Representation Group in North America since December 1996 and then in March 1999 also became that group's Co-President. Mr. Roberts joined the Tenant Representation Group in June 1993 as Vice President and thereafter held the positions of Senior Vice President, Executive Vice President and then Managing Director. He joined Jones Lang LaSalle in 1986. Prior to that, Mr. Roberts worked within the Aerospace and Defense Contractor Group at Morgan Guaranty Trust Company of New York. Mr. Roberts attended Dartmouth College, where he graduated magna cum laude with an A.B. degree in Economics. He received his M.B.A. from Harvard Business School.

Non-Executive Directors

        Henri-Claude de Bettignies.    Professor de Bettignies has been a Director of Jones Lang LaSalle since March 1999. Professor de Bettignies joined the European Institute of Business Administration, Fontainebleau, France ("INSEAD") in 1967 as an Assistant Professor and became a Full Professor in 1975. Since 1988, he has held a joint professorship at the Stanford University Graduate School of Business. Professor de Bettignies started and developed INSEAD's activities in Japan and the Asia Pacific region which led to the creation in 1980 of the Euro-Asia Centre, of which he was the Director General until 1988. At INSEAD and Stanford, he teaches courses on international management, ethics and Japan and the Asia Pacific region. He has created and directs several executive programs organized in Asia and Europe, including AVIRA, a program for CEOs held in Europe, the United States and Asia. He serves as a consultant to a number of major organizations and has published five books and over 50 articles in business and professional journals. He is a member of the Asian Academy of Management, and on the

Editorial Board of a number of Journals, including: The New Academic Review (New York), The Journal of Asian Business (Ann Arbor), Asian Academy of Management Journal (Penang), Ethica (Asti), The Revue Française de Gestion (Paris) and The Thunderbird International Business Review (New York). Professor de Bettignies was educated at the Sorbonne (Licence es Lettres), the Catholic University of Paris (EPP) and the Harvard Business School (ITP).

        Darryl Hartley-Leonard.    Mr. Hartley-Leonard has been a Director of Jones Lang LaSalle since July 1997. He is Chairman and Chief Executive Officer of PGI, Inc., an event and communication agency. Mr. Hartley-Leonard retired as Chairman of the Board of Hyatt Hotels Corporation ("Hyatt") after a 32-year career with Hyatt and its diversified affiliates. From 1994 to 1996, he served as Chairman of the Board of Directors of Hyatt, and from 1986 to 1994, he served as Chief Executive Officer/Chief Operating Officer of Hyatt. Mr. Hartley-Leonard also serves on the board of directors of LaSalle Hotel Properties. Mr. Hartley-Leonard holds a B.A. from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

        Derek A. Higgs.    Mr. Higgs has been a Director of Jones Lang LaSalle since March 1999. Mr. Higgs was Chairman of Prudential Portfolio Managers Limited and a Director of Prudential plc from January 1996 to December 2000 and prior to that he was employed by S.G. Warburg & Co. Ltd. from 1972 until 1996, serving as a Director beginning in 1979, Head of Global Corporate Finance beginning in 1986 and Chairman beginning in 1994. Mr. Higgs is a member of the Financial Reporting Council of the UK. He is Chairman of Partnerships UK plc, Deputy Chairman of the British Land Company PLC and a Director of Allied Irish Banks p.l.c., Egg plc, and London Regional Transport. Mr. Higgs is also a senior advisor to UBS Warburg. He is a Chartered Accountant and holds a Bachelor of Arts degree from the University of Bristol.

        Sheila A. Penrose.    Ms. Penrose has been a Director of Jones Lang LaSalle since May 2002. Ms. Penrose has served as the President of The Penrose Group, a provider of strategic advisory services, since her retirement from Northern Trust Corporation in Chicago in September 2000. While with Northern Trust, Ms. Penrose served as President of Corporate and Institutional Services and as a member of the Management Committee. Northern Trust provides personal and institutional financial services on a worldwide basis. Ms. Penrose was employed by Northern Trust for more than 23 years. Ms. Penrose is a member of the board of directors of eFunds Corporation and Datacard Group and is an Executive Advisor to the Boston Consulting Group. She received her Bachelors degree from the University of Birmingham in England, her Masters degree from the London School of Economics and attended the Executive Program of the Stanford Graduate Business School.

        Jackson P. Tai.    Mr. Tai has been a Director of Jones Lang LaSalle since May 2002. Mr. Tai is Vice Chairman and Chief Executive Officer of both DBS Group Holdings and DBS Bank, and Chairman of the DBS Group Holdings Management Committee. Mr. Tai joined DBS as Chief Financial Officer in July 1999 and was President and Chief Operating Officer of DBS Bank from January 2000 to June 2002. Prior to joining DBS Bank, Mr. Tai was a Managing Director in J.P. Morgan & Co.'s Investment Banking Division. Mr. Tai joined J.P. Morgan in 1974 and held various managerial positions, including that of senior officer for Asia Pacific, based in Tokyo, and senior officer for the Western United States, based in San Francisco. He currently serves on the boards of directors of Singapore Telecommunications and Capitaland. Mr. Tai received a Bachelor of Science from Rensselaer Polytechnic Institute in 1972 and his MBA from Harvard University in 1974.

        Thomas C. Theobald.    Mr. Theobald has been a Director of Jones Lang LaSalle since July 1997. Mr. Theobald has served as a Managing Director at William Blair Capital Partners since September 1994. From July 1987 to August 1994, Mr. Theobald was Chairman of Continental Bank Corporation. He currently serves on the boards of directors of Anixter International, a supplier of electrical apparatus and equipment, Liberty Funds, a mutual fund group, RIGF Liquidating Trust, the MONY Group, a life insurance company and the MacArthur Foundation. Mr. Theobald holds an A.B. from the College of the Holy Cross and an M.B.A. from Harvard University.

Other Executive Officers

        Peter A. Barge.    Mr. Barge has been Chief Executive Officer, Asia Pacific since January 2003 and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Prior to that he was Chief Executive Officer of Jones Lang LaSalle Hotels through December 2002 and Chief Executive Officer of Corporate Solutions in the Americas from March 2001 to December 31, 2002. Previously, Mr. Barge was Chief Executive Officer of JLW TransAct, the JLW Companies' hotel business. Before the investment by the JLW Companies in TransAct Hotel & Tourism Property Limited, Mr. Barge held various positions with that company. Prior thereto, Mr. Barge served as "Lecturer in Charge" of all hotel and tourism programs at Australia's pre-eminent school of Food and Hotel Administration in Adelaide, South Australia and worked in hotel management and tourism consulting.

        Lawrence Deans.    Mr. Deans has been Executive Vice President and Chief Human Resources Officer and a member of Jones Lang LaSalle's Management Executive Committee since March 2002. Prior to that Mr. Deans was Managing Director, Human Resources of the Americas since September 1999. He was Vice President, Human Resources for Alliant Foodservice, Inc. from February 1998 to June 1999 and before that was Vice President, Human Resources for Knoll Pharmaceutical Company from June 1991 to January 1998. Mr. Deans received his B.A. from Northern Illinois University.

        Margaret A. Kelly.    Ms. Kelly has been Chief Marketing and Communications Officer since March 1999 and a member of Jones Lang LaSalle's Management Executive Committee since November 2001. Previously, Ms. Kelly was Director of Marketing and Communications for LaSalle Partners. During Ms. Kelly's tenure with the firm, she has served as Director of Corporate Marketing from 1994 to 1999, Director of Property Marketing from 1992 to 1994 and Director of the West Coast division of Property Marketing from 1990 to 1992. Ms. Kelly earned her B.A. from Drake University.

        Lauralee E. Martin.    Ms. Martin has been Executive Vice President and Chief Financial Officer and a member of Jones Lang LaSalle's Management Executive Committee since January 2002. Prior to that she served as Executive Vice President and Chief Financial Officer of Heller Financial, Inc. from May 1996 to November 2001. Prior to that she held the positions of Senior Group President, responsible for Heller's Real Estate group, Equipment Financing group, and Small Business Lending group, and President of the Real Estate group. She was a Director of Heller from May 1991 to July 1998. Ms. Martin has been a Director of Gables Residential Trust since January 1994. Prior to joining Heller in 1986, Ms. Martin held a variety of senior management positions with General Electric Credit Corporation. She holds a B.A. from Oregon State University and an M.B.A. from the University of Connecticut.

        John G. Minks.    Mr. Minks has been Chief Executive Officer of Global Client Services and a member of Jones Lang LaSalle's Management Executive Committee since March 1999 and European CEO, Corporate Solutions since September 2001. Previously, he was a Managing Director and head of the Client Services Group of Jones Lang LaSalle since its incorporation and of the Predecessor Partnerships since April 1996 and, prior to that, was a Vice President in the Client Services Group. Prior to joining Jones Lang LaSalle in 1992, Mr. Minks was a Vice President of Smith Barney's Corporate Finance Group. Before that, he was a Manager at Touche Ross Management Consulting. Mr. Minks holds a B.A. in economics from Stanford University and an M.B.A. from the University of California at Los Angeles.

        Mark J. Ohringer.    Mr. Ohringer has been Executive Vice President, General Counsel and Secretary of Jones Lang LaSalle since April 2003. From April 2002 through March 2003, Mr. Ohringer served as Senior Vice President, General Counsel and Secretary of Kemper Insurance Group, Inc., an insurance holding company. Prior to that, he served as General Counsel and Secretary of Heller Financial, Inc., a commercial finance company, since September 2000. He previously served as Chief Corporate Counsel and Deputy General Counsel of Heller from March 1999 to September 2000, Associate General Counsel from March 1996 to March 1999, and Senior Counsel from December 1993 to February 1996. Prior to joining Heller, Mr. Ohringer was a Partner at the law firm of Winston & Strawn. Mr. Ohringer has a B.A. in Economics from Yale University and a J.D. from Stanford Law School.

        Robert S. Orr.    Mr. Orr has been Chief Executive Officer of Europe and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Mr. Orr was a Director from May 2001 to September 2002. From January 1998 to March 1999, Mr. Orr was European Chief Executive of the JLW Companies. From 1991 to 1998, he served as Country Manager for JLW Germany. Mr. Orr joined the JLW Companies in 1980 and held a number of positions with them in Europe.

        Lynn C. Thurber.    Ms. Thurber has been the Chief Executive Officer of LaSalle Investment Management, Jones Lang LaSalle's investment management business, since March 2000, and from March 1999 until March 2000 she was the Co-Chief Executive Officer of LaSalle Investment Management. She has been a member of Jones Lang LaSalle's Management Executive Committee since March 1999 and was a Director of Jones Lang LaSalle from its incorporation until March 1999 and then again from May 2000 to September 2002. From April 1997 until March 1999, she was Co-President of LaSalle Advisors Capital Management, Inc. (now known as LaSalle Investment Management, Inc.), an operating subsidiary of Jones Lang LaSalle. Ms. Thurber was a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one of the Predecessor Partnerships, from November 1994 until 1997. Ms. Thurber was Chief Executive Officer of Alex Brown Kleinwort Benson Realty Advisors Corporation ("ABKB") from May 1993 to November 1994, at which time its assets were acquired by Jones Lang LaSalle. From July 1992 to May 1993, Ms. Thurber served as Chief Operating Officer and Director of Acquisitions of ABKB. Prior to that time, Ms. Thurber was a Principal at Morgan Stanley & Co. Incorporated. She holds an A.B. from Wellesley College and an M.B.A. from Harvard University.

        Earl E. Webb.    Mr. Webb has been Chief Executive Officer of Capital Markets since January 2003 and was Chief Executive Officer of the Americas from May 1999 through December 2002 and a Director of Jones Lang LaSalle from May 1999 to September 2002. He has been a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Mr. Webb was Co-Chief Executive Officer of the Americas from March 1999 until May 1999. Mr. Webb also served as a Director of Jones Lang LaSalle from its incorporation until March 1999. From April 1997 until March 1999, he was Managing Director, Investment Banking Division of LaSalle Partners Corporate & Financial Services, Inc., an operating subsidiary of Jones Lang LaSalle. Mr. Webb was Managing Director of the Investment Banking Division of the Predecessor Partnerships from January 1995 until 1997. From January 1992 to January 1995, Mr. Webb was a Senior Vice President of the Predecessor Partnerships. Mr. Webb originally joined Jones Lang LaSalle in 1985. He holds a B.S. from the University of Virginia and an M.B.A. from Northwestern University.

        Nicholas J. Willmott.    Mr. Willmott has been Executive Vice President since January 2001 and Global Controller of Jones Lang LaSalle since December 1999 and was a Senior Vice President of the Company from December 1999 through December 2000. Prior to joining Jones Lang LaSalle, he worked for Pepsi-Cola International, the international beverages division of PepsiCo, Inc., serving as Assistant Controller, International Field Support from January 1997 to December 1999, Division Controller, Europe Beverages Division from July 1995 to December 1996 and Field Services Manager, Eastern Europe from October 1993 to June 1995. From 1982 to 1993, Mr. Willmott worked for the accounting firm of Price Waterhouse, first in England for six years and then in the United States for five years. He holds a B.A. in accounting and financial management from the University of Sheffield and is a member of the Institute of Chartered Accountants in England and Wales.

Board Committees and Meetings

        The Jones Lang LaSalle Board of Directors has established standing Audit, Compensation and Nominating and Governance Committees.

        Audit Committee.    Each member of the Audit Committee is "independent" as that term is defined in the New York Stock Exchange listing standards in effect at the time of the mailing of this Proxy Statement. Messrs. Higgs (Chairman), de Bettignies and Hartley-Leonard served as members of the Audit Committee during the entire year of 2002 and Ms. Penrose served as a member since her election to the Board in May of 2002. The Audit Committee makes recommendations concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, reviews the independence of the independent auditors, including consideration of the range of audit and non-audit fees paid to the independent auditors, and reviews the adequacy of Jones Lang LaSalle's internal accounting controls. The Audit Committee has a written charter adopted by the Board. The Audit Committee met eight times in 2002. See also the report of the Audit Committee set forth in the section headed "Audit Committee Report" below.

        Compensation Committee.    Each member of the Compensation Committee is a Non-Executive Director. Messrs. Theobald (Chairman), de Bettignies and Higgs served as members of the Compensation Committee during the entire year of 2002 and Mr. Tai served as a member since his election to the Board in May of 2002. The Compensation Committee reviews and approves the compensation of Jones Lang LaSalle's executive officers, administers Jones Lang LaSalle's Amended and Restated Stock Award and Incentive Plan, Employee Stock Purchase Plan, Stock Ownership Program and Savings Related Share Option (UK) Plan and oversees Jones Lang LaSalle's compensation programs generally. See "Executive Compensation" below. The Compensation Committee met four times in 2002.

        Nominating and Governance Committee.    Each member of the Nominating and Governance Committee is a Non-Executive Director. Messrs. de Bettignies (Chairman) and Hartley-Leonard served as members during the entire year of 2002 and Mr. Tai and Ms. Penrose have served as members since their election to the Board in May of 2002. The Nominating Committee's purpose is to establish criteria for selecting new directors, identify individuals qualified to become board members, select, or recommend board selection of nominees, develop and implement policies and practices relating to corporate governance, including a set of corporate governance guidelines, and oversee the evaluation of the Board and management. The Nominating Committee met two times in 2002.

        Six meetings of the full Board were held in 2002. Each Director who held such position in 2002 attended, in aggregate, at least 88% of all meetings of the Board and of any committee on which such Director served.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information regarding the compensation of Mr. Christopher A. Peacock and the other four most highly compensated executive officers of Jones Lang LaSalle (the "Named Executive Officers") during 2002. The table includes compensation from all sources for services rendered to Jones Lang LaSalle and its subsidiaries during 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation
							Awards			Payouts
Other Annual Compensa- tion
Name and Principal Position	Year	Salary		Bonus(1)			Restricted Stock Award(s)(1)		Securities Underlying Options	LTIP Payouts	All Other Compensa- tion(2)
Christopher A. Peacock President and Chief Executive Officer	2002 2001 2000	$ $ $	400,000 400,000 400,000	$ $ $	360,000 216,000 480,000	— — —	$ $ $	112,500 67,500 150,000	12,500 17,500 50,000	— — —	$ $ $	24,077 22,189 23,104
Lynn C. Thurber Chief Executive Officer of LaSalle Investment Management	2002 2001 2000	$ $ $	310,000 310,000 310,000	$ $ $	424,000 232,000 648,000	— — —	$ $ $	132,500 72,499 202,500	5,000 — 5,000	— — —	$ $ $	2,750 83,582 2,850
Earl E. Webb Chief Executive Officer of Capital Markets	2002 2001 2000	$ $ $	340,000 340,000 340,000	$ $ $	280,000 168,000 336,000	— — —	$ $ $	87,500 52,500 502,125	5,000 — 10,000	— — —	$ $ $	2,750 2,910 2,850
Peter C. Roberts Chief Executive Officer, Americas	2002 2001 2000	$ $ $	330,000 260,000 208,000	$ $ $	280,000 163,200 478,468	— — —	$ $ $	87,500 50,997 149,521	10,000 15,000 10,000	— — —	$ $ $	300,897 51,350 3,376
Lauralee E. Martin(3) Chief Financial Officer	2002 2001 2000		$340,000 — —		$147,200 — —	— — —		$46,000 — —	32,500 — —	— — —		— — —

(1)
The Named Executive Officers, along with certain other officers, received a portion of their 2002, 2001 and 2000 bonuses in the form of deferred shares under the Stock Ownership Program as described below under the caption "Stock Ownership Program". The portion of the bonus paid in deferred shares under the Stock Ownership Program is not included in the dollar value under Bonus, and the value (based on the closing price for the first business day of the following year) of deferred shares received is listed under Restricted Stock Award(s). The number of deferred shares received by each of the named executive officers in 2002, 2001 and 2000, respectively, is as follows: 7,080, 3,792 and 11,111 shares for Mr. Peacock, 8,338, 4,073 and 15,000 shares for Ms. Thurber, 5,506, 2,949 and 8,796 shares for Mr. Webb, 5,506, 2,865 and 11,075 shares for Mr. Roberts and 2,895 shares for Ms. Martin, who started with Jones Lang LaSalle in 2002. For Mr. Webb, the Restricted Stock Award(s) column for 2000 also includes a March 1, 2000 grant of 30,000 shares of restricted stock as well as a grant of $44,000 worth of restricted stock under a special bonus compensation trust.

(2)
The amounts in this column with respect to 2002 reflect contributions by Jones Lang LaSalle to the retirement plan (the "Retirement Plan") qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") ($2,750 for each of Ms. Thurber and Messrs. Webb and Roberts), expatriate expenses and reimbursements ($212,695 for Mr. Roberts) and pension allowance ($24,077 for Mr. Peacock). The amounts in this column with respect to 2001 reflect premiums paid on life insurance policies ($355 for Mr. Peacock, $1,032 for Ms. Thurber and $360 for Mr. Webb), relocation expenses ($48,801 for Mr. Roberts), contributions by Jones Lang LaSalle to Retirement Plan ($2,550 each for Ms. Thurber and Messrs. Webb and Roberts), pension allowance ($21,834 for Mr. Peacock) and payment of an amount from a pool of compensation accrued with respect to 2000, but not allocated to specific individuals until 2001 ($80,000 for Ms. Thurber). The amounts in this column with respect to 2000 reflect premiums paid on life insurance policies ($300 each for Ms. Thurber and Mr. Webb and $355 for Mr. Peacock), contributions by Jones Lang LaSalle to the Retirement Plan ($2,550 each for Ms. Thurber and Messrs. Webb and Roberts), and pension allowance ($22,749 for Mr. Peacock).

(3)
Ms. Martin joined Jones Lang LaSalle in January 2002 and therefore information prior to that date is not applicable.

Option Grants

        The following table sets forth certain information with respect to Options granted under the Amended and Restated Stock Award and Incentive Plan, as amended (the "Stock Incentive Plan"), to each of the Named Executive Officers who received a grant of Options during 2002.

OPTION GRANTS IN 2002

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price	Expiration Date(2)
					5%	10%
Christopher A. Peacock	12,500	2.11%	$23.08	05/14/09	$117,448	$273,705
Lynn C. Thurber	5,000	0.84%	$23.08	05/14/09	$46,979	$109,482
Earl E. Webb	5,000	0.84%	$23.08	05/14/09	$46,979	$109,482
Peter C. Roberts	10,000	1.69%	$23.08	05/14/09	$93,959	$218,964
Lauralee E. Martin(4)	25,000	4.21%	$17.80	01/01/09	$181,160	$422,179
Lauralee E. Martin	7,500	1.26%	$23.08	05/14/09	$70,469	$164,223

(1)
These Options vest with respect to one-third of the shares on each of the first three anniversary dates of the date of grant (May 14, 2002). These options vest immediately upon the death of the grantee.

(2)
These options expire 90 days after the termination of the grantee's employment with Jones Lang LaSalle and its subsidiaries for any reason other than retirement, permanent total disability, or death.

(3)
The values in these columns are based upon calculations assuming the 5% and 10% annual stock price appreciation rate specified by the Securities and Exchange Commission. These assumed rates are not intended to forecast future price appreciation of the Common Stock. Actual gains, if any, on stock option exercises are dependent upon the future market performance of the Common Stock and the date on which the options are exercised.

(4)
Options awarded to Ms. Martin as an inducement to join Jones Lang LaSalle as its Chief Financial Officer.

Aggregated Option Exercises in 2002 and Year-End Option Values

        The following table sets forth certain information concerning exercises of options during 2002, and the year-end value of options owned, by each of the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN 2002 AND
YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Christopher A. Peacock	0	0	45,001	34,999	$136,270	$68,130
Lynn C. Thurber	0	0	50,834	6,666	$850	$425
Earl E. Webb	0	0	60,000	5,000	$0	$0
Peter C. Roberts	0	0	36,667	23,333	$32,768	$34,232
Lauralee E. Martin	0	0	0	32,500	$0	$0

(1)
The price of the Common Stock at the close of trading on the New York Stock Exchange on December 31, 2002 was $15.38 per share.

Incentive Compensation

        Professional and management employees, including executive officers, receive a portion of their annual compensation in the form of incentive compensation (i.e., a bonus). Such employees are assigned a target bonus, the payment of which is based upon an evaluation of performance against specific objective and subjective standards which vary from employee to employee. Performance against these standards may lead to receiving more than, or less than, the target bonus. Additionally, bonus payments may vary in a year when Jones Lang LaSalle's results are above or below the year's business plan. Further information regarding the executive officers' bonuses is set forth below under the caption "Compensation Committee Report on Executive Compensation."

Amended and Restated Stock Award and Incentive Plan

        The Amended and Restated Stock Award and Incentive Plan (the "Stock Incentive Plan") provides for the grant of various types of stock-based compensation to eligible participants. The purpose of the Stock Incentive Plan is to promote the success of Jones Lang LaSalle's business in the best interests of its stockholders by providing incentives to those individuals who are or will be responsible for such success.

        The Stock Incentive Plan is designed to comply with the requirements of Regulation G (12 C.F.R. §207), the requirements for "performance-based compensation" under Section 162(m) of the Code and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The summary that follows is qualified in its entirety by reference to the actual terms of the Stock Incentive Plan.

        The Stock Incentive Plan provides for the granting of stock options ("Options"), including "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code and nonqualified stock options. Options granted under the Stock Incentive Plan may be accompanied by stock appreciation rights or limited stock appreciation rights, or both ("Rights"). Rights may also be granted independently of Options. The Stock Incentive Plan also provides for the granting of restricted stock and restricted stock units ("Restricted Awards"), dividend equivalents, performance shares and other stock- and cash-based awards. Pursuant to the Stock Incentive Plan, certain Options have been and will be granted to Non-Executive Directors and Non-Executive Directors are eligible to receive Restricted Awards in lieu of their cash retainer, as more fully described below under the caption "Director Compensation". The Stock Incentive

Plan also permits the plan's administrator to make loans to participants in connection with the grant of awards, on terms and conditions determined solely by the Plan Administrator. Loans to Directors and Executive Officers are prohibited by Company policy. Each award is evidenced by an agreement (an "Award Agreement") setting forth the terms and conditions applicable thereto. Certain officers received a portion of their 2000 bonuses in SOP Shares (as described below under the caption "Stock Ownership Program").

        The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors (sometimes referred to herein as the "Plan Administrator"). Subject to the terms of the Stock Incentive Plan, the Plan Administrator has the right to grant awards to eligible recipients and to determine the terms and conditions of Award Agreements, including the vesting schedule and exercise price of such awards. The plan provides that, unless otherwise determined by the Plan Administrator, in the event of a change in control of Jones Lang LaSalle (as defined in the Stock Incentive Plan) awards under the plan will, among other things, become fully vested and valued as provided in the plan.

        The number of shares reserved for issuance under the Stock Incentive Plan is 9,110,000. This number results from the merger of the Stock Incentive Plan and the Stock Compensation Program, and their respective approved shares, in May 2002. The Stock Compensation Program was a predecessor plan to the Stock Ownership Program discussed below. These shares may be authorized but unissued shares of Common Stock or shares which have been or may be reacquired by Jones Lang LaSalle in the open market, in private transactions or otherwise.

        Discretionary grants of awards under the Stock Incentive Plan may be made to any Director (including Non-Executive Directors), employee or any independent contractor of Jones Lang LaSalle or its direct and indirect subsidiaries and affiliates who is determined by the Plan Administrator to be eligible for participation in the plan. ISOs, however, may only be granted to employees of Jones Lang LaSalle and its subsidiaries.

        Options vest and become exercisable over the exercise period, at such times and upon such conditions, including amount and manner of payment of the exercise price, as the Plan Administrator determines and sets forth in the Award Agreement. The Plan Administrator may accelerate the exercisability of any outstanding Option at such time and under such circumstances as it deems appropriate. Options that are not exercised within 10 years (or such shorter term as the Plan administrator may determine) from the date of grant, however, will expire without value. Options are exercisable during the optionee's lifetime only by the optionee. The Award Agreements contain provisions regarding the exercise of Options following termination of employment with or service to Jones Lang LaSalle, including terminations due to the death, disability or retirement of an award recipient.

        Certain of the Named Executive Officers received Options in 2002 as described above under the caption "Option Grants". Jones Lang LaSalle's Non-Executive Directors received Options in 2002 as described below under the caption "Director Compensation".

Employee Stock Purchase Plan

        The purpose of the Employee Stock Purchase Plan (the "Stock Purchase Plan") is to provide an opportunity for persons employed by Jones Lang LaSalle and designated subsidiaries in the United States to purchase shares of Common Stock through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interests between such persons and Jones Lang LaSalle's stockholders. On December 31, 2002, there were approximately 300 employees participating in the Stock Purchase Plan.

        The Stock Purchase Plan currently provides that an aggregate of 1,000,000 shares of Common Stock may be sold pursuant to the Plan, subject to adjustment in certain events.

        The Stock Purchase Plan provides that, through a voluntary automatic payroll deduction, separate accounts will be established for each participant (the "Payroll Deduction Account"). With the amounts credited to such separate account, each participant will have the opportunity to purchase as many shares of Common Stock as he or she is eligible to purchase. Participants may purchase shares only through payroll deductions, and cash contributions will not be permitted. The purchase price for shares of Common Stock will not be less than the lesser of (a) an amount equal to 85% of the closing price of the shares of Common Stock at the beginning of the Offering Period (as defined below) or (b) an amount equal to 85% of the closing price of shares of Common Stock on the date of purchase of the shares. The Stock Purchase Plan provides that the committee administering the Stock Purchase Plan (the "Committee") has the authority to establish a different purchase price as long as such price complies with the provisions of Section 423 of the Code, and the Treasury regulations promulgated thereunder.

        Unless otherwise determined by the Committee, the Stock Purchase Plan will be implemented by establishing consecutive six-month offering periods (the "Offering Period") with a new Offering Period commencing on the first trading day on or after the first day of each January and July during the term of the Stock Purchase Plan. The Committee will have the power to change the duration of the Offering Periods (including the commencement dates thereof) with respect to future offerings. The last trading day of each Offering Period prior to the termination of the Stock Purchase Plan (or such other trading date as determined by the Committee) will constitute the purchase date on which each participant will purchase his or her appropriate number of shares (the "Share Purchase Date").

        Notwithstanding the foregoing, Jones Lang LaSalle will not permit the exercise of any right to purchase shares of Common Stock (a) by any employee who immediately after the right is granted would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of Jones Lang LaSalle or any subsidiary; or (b) which would permit an employee's rights to purchase shares under the Stock Purchase Plan, or under any other qualified employee stock purchase plan maintained by Jones Lang LaSalle, to accrue at a rate in excess of $25,000 in fair market value (as determined on the first day of the offering period) for each calendar year.

        Section 424(d) of the Code will be applied to determine the stock ownership of a participant in the Plan, and the shares that a participant may purchase under outstanding rights or options will be treated as shares owned by the participant.

        If a participant's employment is terminated for any reason, if a participant dies, if a participant is granted a leave of absence of more than 90 days duration, or if a participant otherwise ceases to be eligible to participate in the Stock Purchase Plan, payroll deductions will cease and any amounts then credited to his or her Payroll Deduction Account will be refunded to the participant as soon as practicable.

        The Stock Purchase Plan may be amended at any time; provided that no such amendment will be effective unless approved by the stockholders if such approval is necessary to comply with either Section 423 of the Code or the Exchange Act. The Stock Purchase Plan may be suspended or discontinued at any time. The Stock Purchase Plan is intended to meet the requirements of Section 423 of the Code. This summary of the Stock Purchase Plan is qualified in its entirety by reference to the actual terms of the Stock Purchase Plan.

Stock Ownership Program

        Under the Stock Ownership Program (the "SOP"), executive officers and certain other officers received up to 20% of their 2002 bonuses in restricted stock units ("SOP Shares") out of the Stock Incentive Plan. The purpose of the SOP is to link the interests of employees of the Company to those of the shareholders. The amount of bonus paid in SOP Shares varies with the level of the participant. Jones Lang LaSalle added an uplift of 25% to the portion of 2002, 2001 and 2000 bonuses paid in SOP Shares. The SOP Shares will vest and be issued on the following schedule: 50% of the SOP Shares will vest and be issued eighteen months after the end of the year to which the bonus is attributable (i.e., July 1, 2004 with respect to 2002 bonuses), and the remaining 50% will vest and be issued thirty months after such year (i.e., July 1, 2005 with respect to 2002 bonuses). Jones Lang LaSalle, in its discretion, may pay employees cash in the amount of the fair market value of SOP Shares that vest rather than issue shares to them. Dividends, if any, paid with respect to SOP Shares prior to vesting are reinvested in further SOP Shares having the same vesting date, and a participant will also receive further SOP shares in the case of a stock split or stock dividend. A participant who is terminated for cause (as defined in the Stock Incentive Plan) or who voluntarily resigns his employment will forfeit any SOP Shares which have not vested. If a participant's employment terminates by reason of death, disability or special circumstances (as defined by the plan administrator), SOP Shares will continue to vest on their normal schedule; however, in such cases the plan administrator can choose to accelerate vesting. SOP Shares vest immediately upon an employee's approved retirement. This summary of the SOP is qualified in its entirety by reference to the actual terms of the Stock Incentive Plan.

UK Savings Related Share Option Plan

        The Jones Lang LaSalle Incorporated Savings Related Share Option (UK) Plan (the "UK Share Plan") provides an opportunity for the employees of Jones Lang LaSalle Limited, a wholly owned indirect subsidiary of Jones Lang LaSalle, and any qualified subsidiaries to purchase shares of Common Stock using accumulated savings from payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interests between such persons and the our stockholders. The Plan is intended to meet the requirements of Schedule 9 of the Income and Corporation Taxes Act 1988 ("ICTA").

        The UK Share Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is authorized, subject to the provisions of the UK Share Plan, to establish any rules and regulations for the proper administration of the UK Share Plan, to make determinations and interpretations, and to take any actions in connection with the Plan that it deems necessary or advisable. The Board of Directors may at any time and for any reason amend, suspend or discontinue the UK Share Plan.

        Subject to the adjustment provisions in the UK Share Plan (dividend or distribution, stock split, recapitalization, combination or exchange of shares, or a merger, consolidation or other corporate reorganization), Jones Lang LaSalle may sell up to 500,000 shares of its common stock under the UK Share Plan. These shares of common stock may be authorized but unissued shares, treasury shares or shares purchased on the open market or from private sources.

        All employees, including any full-time director, of Jones Lang LaSalle Europe Limited and of each qualified subsidiary are eligible to participate in the UK Share Plan except (a) employees who have been employed for less than six months at the date of invitation; or (b) employees who are not chargeable to income tax in the United Kingdom under Case 1, Schedule E of ICTA. At the election of the participant, the UK Share Plan provides a savings period of both thirty-six months and sixty months. Participants' savings are used at the end of the savings period to purchase the appropriate number of shares. Jones Lang LaSalle will establish on its books and records an account for each participant in the UK Share Plan, and will credit all payroll deductions made to this account. A participant may withdraw from an offering period at any time. Once the participant has withdrawn there is no opportunity to resume participation for that savings contract. The body administering the UK Share Plan will make any repayment of savings to the participant if so requested.

        The participant can exercise their option in whole or in part following the earliest of (a) the end of the savings period; (b) the death of the participant; (c) the participant ceasing to be in employment by reason of retirement, injury, disability or redundancy; (d) the participant ceasing to be employed due to a change in control of the company or the business in which the participant is employed; (e) the participant reaching the age of sixty-five and continuing to be in employment; and (f) the date on which an option becomes exercisable pursuant to a takeover, reconstruction or voluntary winding up of Jones Lang LaSalle Europe Limited. An option shall lapse to the extent it has not be exercised by the earliest of (a) the expiry of six months from the end of the savings period; (b) the expiry of twelve months after death (or twelve months from the end of the savings period if death occurred during the six months following the end of the savings period); or (c) the expiry of six months following retirement, injury, disability, redundancy or change of control. Rights granted under the UK Share Plan may not be transferred by the participant in any way (other than by will or the laws of descent and distribution) and are exercisable during the participant's lifetime only by the participant.

        The purchase price for shares of common stock will be the price in U.S. Dollars for the acquisition of a share comprised in any option, but will not be less than an amount equal to 85% of the average of the high and low prices of shares of common stock as listed by the New York Stock Exchange on a date which will be no more than forty-two days before the date options are granted. This summary of the UK Share Plan is qualified in its entirety by reference to the actual terms of the UK Share Plan.

Employment Agreements

        Messrs. Peacock and Orr are parties to Senior Executive Service Agreements (the "Employment Agreements") providing terms of their employment with Jones Lang LaSalle. The Employment Agreements are in a form used with other senior executives employed in the United Kingdom. The Employment Agreements provide for minimum levels of base salary (£260,000 for Mr. Peacock and £162,500 for Mr. Orr), participation in bonus arrangements established by Jones Lang LaSalle and certain other benefits. They require Messrs. Peacock and Orr to dedicate their whole time and attention to their work with Jones Lang LaSalle and prohibit them from having any other employment. Additionally, they provide for certain restrictions on their business activities following termination of employment. The Employment Agreement may be terminated by Jones Lang LaSalle on twelve months notice and by the covered executive on six months notice. If Jones Lang LaSalle terminates a covered executive's employment other than for reasons specified in the Employment Agreements, the covered executive would be entitled to twelve months of salary and the value of other benefits provided for in the Employment Agreements.

Severance Pay Plan

        Jones Lang LaSalle presently has a Severance Pay Plan for full time employees of certain subsidiaries, including executive officers, who provide services in the United States. To be eligible to receive benefits under the Severance Pay Plan, an employee must be involuntarily terminated from employment due to a permanent reduction in work force, job elimination or the permanent shutdown of a facility, department or subdivision, and also must meet all of the conditions of the Severance Pay Plan. Severance benefits include Base Severance, comprised of one-half month of base pay (not including target bonus) in effect at the time of the employment termination, and Enhanced Severance, provided the employee executes a Severance Agreement and General Release in favor of Jones Lang LaSalle. Enhanced Severance is comprised of enhanced severance pay, which is a multiple of base pay, based on an employee's position level and length of service, reimbursement for certain COBRA costs and outplacement for professional employees. For employees terminated after June 30 of any given year and before bonuses are paid for the year in which they are terminated, Enhanced Severance also may include a bonus payment, calculated as a prorated share of the employee's target bonus for the year of termination, subject to Jones Lang LaSalle's then existing practice of determining discretionary bonus payments.

        Jones Lang LaSalle is obligated to make statutory payments to employees, including executive officers, employed in the United Kingdom who are terminated for reasons of redundancy. For an executive officer who is made redundant, the required payment would be calculated according to a formula, set by the United Kingdom government, based on age and length of service. In addition, the payments provided for in the executive officer's contract of employment (including the Employment Agreement described above under the caption "Employment Agreements") would be made.

Director Compensation

        In 2002, each Non-Executive Director received an annual retainer of $40,000 and $1,000 for attendance at each meeting ($500 for special telephonic meetings) of the Board, the Audit Committee, the Compensation Committee, or the Nominating Committee, plus a grant of options to purchase 5,000 shares of Common Stock. Directors who are also officers or employees of Jones Lang LaSalle are not paid any Directors' fees. Jones Lang LaSalle reimburses all Directors for expenses incurred in attending meetings.

        Each Non-Executive Director elected to the Board for the first time receives upon such election an initial grant of options to purchase 5,000 shares of Common Stock at fair market value on the date of grant. In addition, each Non-Executive Director receives an annual grant of options to purchase 5,000 shares on the day after each annual stockholders meeting after which the Non-Executive Director continues in office. All of the foregoing options have a 10-year term and vest over a 5 year period, with 20% becoming vested on each anniversary of the date of grant. The foregoing grants of options are made automatically under the Stock Incentive Plan. Through calendar year 2002, Non-Executive Director could also elect, under the terms of the Stock Incentive Plan, to receive, in lieu of the annual cash retainer, an option for a number of shares such that the value of the option was equal to the amount of the annual retainer. The Stock Incentive Plan provided that the value of these options is 33% of the exercise price for options issued with respect to 1999, 2000, 2001 and 2002. For options issued with respect to 1999 and years thereafter, the exercise price was equal to the average closing prices of Jones Lang LaSalle common stock on the last trading day of each calendar quarter during the year. Such stock options were granted on January 1 of the year following the year in which the retainer was earned, were fully vested upon grant and have 10-year terms.

        Beginning with calendar year 2003, pursuant to the terms of the Stock Incentive Plan, Non-Executive Directors may elect to receive Restricted Stock in lieu of any or all of their annual retainer, on a quarterly basis, based on the closing price of the Company's Common Stock on the last trading day of each quarter. In addition, the Non-Executive Directors may elect to defer receipt of the Restricted Stock for specified periods and any Restricted Stock so deferred will be matched by the Company by 25%.

Compensation Committee Interlocks and Insider Participation

        There are no Compensation Committee interlocks or insider participation on the Compensation Committee. Certain executive officers have and will attend meetings of the Compensation Committee in order to present information and answer questions of the members of the Compensation Committee.

Compensation Committee Report on Executive Compensation

        The Compensation Committee is responsible for the oversight of executive compensation and Jones Lang LaSalle's compensation programs, including those with respect to stock ownership.

        Jones Lang LaSalle believes that its employee compensation system is unusual in the real estate industry in many parts of the world, including the United States. The system is designed to reward strengthening existing client relationships, securing new client relationships, client satisfaction and teamwork, as well as to foster employee commitment and align employee and shareholder interests. Toward this end, Jones Lang LaSalle compensates its professionals and managers with salary, bonus and stock ownership programs, rather than on the commission basis, which is typical in the United States and other parts of the world.

        Annual Compensation.    The executive officers are assigned target annual compensation consisting of a salary and target bonus. The Compensation Committee approved the executive officers' 2002 salary and target bonuses at the beginning of the year. Target bonus levels for executive officers are set to provide compensation levels which are sufficiently competitive to attract and retain high caliber executives.

        As set forth above under the caption "Incentive Compensation", the payment of an employee's bonus is based upon an evaluation of performance against specific performance objectives set in the beginning of each year. These performance objectives include both objective and subjective criteria and vary from employee to employee. For Mr. Scott, Chairman in 2002, Mr. Peacock, Chief Executive Officer and President in 2002, Mr. Roberts, Executive Vice President and Chief Operating Officer in 2002 and Ms. Martin, Executive Vice President and Chief Financial Officer in 2002, performance objectives fell into the principal categories of financial performance of Jones Lang LaSalle and performance on individualized objectives in the areas of Client Service, Employee Management, New Business Development and Contribution to Growth of the Firm. The executive officers that lead our regional or global businesses are also measured on these categories including the financial performance of the regional or global business unit for which the executive officer was responsible.

        The performance objectives relating to financial performance of Jones Lang LaSalle were measured on achievement of the earnings per share target for the year and, with respect to Messrs. Scott, Peacock and Roberts and Ms. Martin, development of a 2003 business plan that supports the firm's growth strategy. Because of the change in Mr. Roberts' role late in 2002 from Chief Operating Officer of the Company to Chief Executive Officer of the America's business, his involvement in the development of the 2003 business plan was not as heavily weighted as it was for the other listed executives. Those executive officers also evaluated on the financial performance of their regional or global business units were measured on achievement of the financial plan. Individualized performance objectives concentrated on key matters upon which the particular executive officer was to focus and were set based upon identified goals for Jones Lang LaSalle as a whole, as well as identified goals for particular business units or groups of business units. The Compensation Committee has encouraged management to set performance objectives, to the extent possible, in a manner which allows objective measurement of performance, including by setting quantitative standards where appropriate.

        The determination of Mr. Peacock's compensation by the Compensation Committee is explained below under "Compensation of Chief Executive Officer." Mr. Peacock reviewed the performance of Mr. Roberts and Ms. Martin, determined recommended compensation levels based upon his evaluation of performance against objectives and presented his evaluation and the resulting recommendations with respect to compensation to the Compensation Committee. The Compensation Committee reviewed these evaluations and recommendations, discussed them with Mr. Peacock and determined compensation for Mr. Roberts and Ms. Martin. Mr. Peacock also reviewed the performance of each of the other executive officers, determined compensation levels based upon his evaluation of performance against objectives and presented these to the Compensation Committee. The Compensation Committee approved an aggregate amount of compensation to be paid to these executive officers and reviewed the distribution of compensation among these executive officers.

        Stock Plans and Programs.    The executive officers are eligible to receive Options and other awards under the Stock Incentive Plan. Certain executive officers were granted Options in May 2002, with exercise prices equal to $23.08 per share, the fair market value on the date of grant. These Options vest with respect to one-third of the shares on each of the first three anniversary dates of the date of grant and have terms of seven years. Ongoing awards under the Stock Incentive Plan are expected to be made annually. Additionally, awards are made to new employees as an incentive to join Jones Lang LaSalle and to other recipients in special situations.

        The Stock Purchase Plan, the SOP and the UK Share Plan described above under the captions "Employee Stock Purchase Plan", "Stock Ownership Program" and "UK Savings Related Share Option Plan" also provide certain executive officers, as well as other employees, a means for accumulating Jones Lang LaSalle Common Stock. The Stock Purchase Plan provides employees in the United States with a means to purchase stock at a 15% discount through regular payroll deductions. Under the SOP, executive officers receive a portion of their bonuses in restricted stock units as described above under the caption "Stock Ownership Program". Other officers at certain levels also participate in the SOP. The UK Share Plan provides employees in the UK with an option to purchase stock at a 15% discount through regular payroll deductions. The opportunity to offer stock purchase type plans that are beneficial to employees differs from country to country depending on the tax laws of that country and the Company regularly evaluates additional opportunities.

        Compensation of Chief Executive Officer.    As with the other executive officers, the Compensation Committee established Mr. Peacock's 2002 target compensation at the beginning of the year. Target bonus constituted 60% of Mr. Peacock's target compensation for the year. Mr. Peacock's performance objectives relating to financial performance of Jones Lang LaSalle were measured against achievement of the GAAP earnings per share target for the year of $1.69 and development of a 2003 business plan that supports the firm's growth strategy. For 2002, Jones Lang LaSalle in fact reported GAAP earnings per share of $0.85 ($1.08 on an adjusted basis, excluding restructuring and other charges as more fully discussed in the Company's Annual Report for the year ended December 31, 2002). A plan for 2003 has been presented to the Board of Directors. Mr. Peacock's individualized objectives for 2002 involved providing superior employee management and contributing to the growth of the Company. Mr. Peacock provided the Compensation Committee with written information regarding his performance on his objectives and discussed this information with the Compensation Committee. Based upon its evaluation of Mr. Peacock's performance on the various objectives, the Compensation Committee determined the portion of Mr. Peacock's target bonus to be paid to him for the year.

        Certain Tax Matters.    United States tax laws limit the deduction a publicly held corporation is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance compensation, cannot be deducted. Jones Lang LaSalle considers ways to maximize the deductibility of executive compensation but reserves the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. As a result, some portion of executive compensation paid to an executive officer whose compensation is subject to the deduction limits described above may not be deductible by Jones Lang LaSalle in the United States.

Compensation Committee
Thomas C. Theobald (Chairman)
Henri-Claude de Bettignies
Derek A. Higgs
Jackson P. Tai

Performance Graph

        The following line graph compares Jones Lang LaSalle's cumulative stockholder return on its Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and an industry peer group index ("Custom Industry Index") for a five-year period extending through December 31, 2002. The Custom Industry Index is composed of the following other publicly traded real estate services companies: Grubb & Ellis Company, Insignia Financial Group, Inc. and Trammell Crow Company. The graph assumes the investment of $100 in Jones Lang LaSalle and each of the indices on December 31, 1997 and the reinvestment of all dividends. The return shown on the graph is not necessarily indicative of future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG JONES LANG LASALLE INCORPORATED, THE S & P 500 INDEX
AND A PEER GROUP

* $100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Jones Lang LaSalle provides property management and leasing and investment management services to The Dai-ichi Mutual Life Insurance Company, a significant beneficial owner (indirectly through various entities) of Common Stock of Jones Lang LaSalle, and its affiliates ("Dai-ichi"). Jones Lang LaSalle earned $1.4 million in fees from Dai-ichi in 2002 with respect to such services. At the end of 2002, Jones Lang LaSalle had no amounts due from Dai-ichi with respect to such services. Jones Lang LaSalle believes that the services provided to Dai-ichi and its affiliates are on terms no more favorable to Dai-ichi than those available to unaffiliated persons.

        Jones Lang LaSalle provides property management and leasing and investment management services to Gothaer Lebensversicherung A.G., a significant beneficial owner of Common Stock of Jones Lang LaSalle, and its affiliates ("Gothaer"). Jones Lang LaSalle earned $3.5 million in fees from Gothaer in 2002 with respect to such services. At the end of 2002, Jones Lang LaSalle had receivables of approximately $207,000 due from Gothaer with respect to such services. Jones Lang LaSalle believes that the services provided to Gothaer are on terms no more favorable to Gothaer than those available to unaffiliated persons.

        In connection with the transactions pursuant to which the interests in the Predecessor Partnerships were contributed to Jones Lang LaSalle, Jones Lang LaSalle granted registration rights to certain Dai-ichi affiliates, as well as certain other parties, with respect to the shares of Common Stock issued to them in exchange for such contributions. The Directors and executive officers who are parties to the Stockholder Agreements and the DEL Stockholder Agreements may be given the right to register shares of Common Stock which they hold in accordance with those agreements.

        From time to time, Directors and executive officers are given an opportunity to invest in investment vehicles managed by subsidiaries of Jones Lang LaSalle on the same terms as other unaffiliated investors. Additionally, executive officers and other employees have been, and in the future may be, allowed to acquire small interests in certain investment vehicles in order that these vehicles can satisfy certain tax requirements. Jones Lang LaSalle uses LaSalle Investment Limited Partnership, referred to as LaSalle Investment Company ("LIC"), as the investment vehicle for substantially all of its co-investments with LaSalle Investment Management clients. LIC is a series of four parallel limited partnerships of which Jones Lang LaSalle has an effective 47.85% ownership interest in two. Primarily institutional investors, including a significant stockholder in Jones Lang LaSalle, hold the remaining 52.15% interest in LIC. As of December 31, 2002, Thomas C. Theobald, a non-Executive Director, and affiliated entities, invested euro 671,823 and have committed to invest a total of euro 3,500,000 through LIC. In addition, as of December 31, 2002, Stuart L. Scott, Chairman of the Board, through an entity owned by Mr. Scott, has invested euro 479,874 and committed to invest a total of euro 2,500,000 through LIC. Finally, as of December 31, 2002, Gothaer has invested euro 9,597,473 and has committed to invest a total of euro 50,000,000 through LIC. As mentioned above, these investments are made on the same terms as unaffiliated investors in LIC.

        Mr. Scott, as well as an entity affiliated with Mr. Scott, are limited partners of Diverse Real Estate Holdings Limited Partnership ("Diverse"). Diverse has an ownership interest in and operates investment assets, primarily as the managing general partner of real estate development ventures. Prior to January 1, 1992, Jones Lang LaSalle earned fees for providing development advisory services to Diverse as well as fees for the provision of administrative services. Effective January 1, 1992, Jones Lang LaSalle discontinued charging fees to Diverse for these services. In 1992, Diverse began the process of discontinuing its operations and disposing of its assets. At the end of 2002, the net receivable due from Diverse in connection with such fees and interest thereon was $2.7 million. The underlying collateral security for this receivable was significantly enhanced in 2002. As such, $2.0 million of bad debt reserves were reversed in 2002. Mr. Scott directly holds an approximately 13.4% partnership interest in Diverse. In addition, the Stuart Scott Trust, a trust affiliated with Mr. Scott, has a 6.4% partnership interest in Diverse. Diverse did not make distributions to its partners in 2002.

        Lynn C. Thurber, Chief Executive Officer of LaSalle Investment Management, invested the amount of $100,000 in a fund managed by one of Jones Lang LaSalle's subsidiaries. Ms. Thurber borrowed $95,000 from the Company in order to fund part of this investment prior to, and without any material modifications since, the enactment of the Sarbanes-Oxley Act of 2002. The loan is secured by a security interest in the investment made by Ms. Thurber and is on a non-recourse basis. Interest on the loan is paid per annum in an amount equal to the lesser of the Company's cost of borrowings, an average of approximately 6.5% since execution of the loan, and the maximum amount permitted by law. Principal and interest are paid on the loan through distributions made by the investment. If distributions from the investment are not sufficient to fund annual principal payments, the necessary amounts will be withheld from Ms. Thurber's annual bonus. Outstanding principal and accrued interest are due the earlier of (i) termination of Ms. Thurber's employment with the Company, regardless of cause, (ii) the date all of the assets of the fund are sold, or (iii) December 31, 2010. During 2002, the highest outstanding balance of accrued and unpaid interest plus principal was $94,112 and as of January 31, 2003, the balance was $87,917.

SECURITY OWNERSHIP

        The following table sets forth certain information concerning the beneficial ownership of the Common Stock, which are the only outstanding voting securities and equity securities of Jones Lang LaSalle, as of March 3, 2003 (except where otherwise noted) by: (i) each Director and Director nominee of Jones Lang LaSalle; (ii) each of the Named Executive Officers; (iii) the Directors, Director nominees and executive officers of Jones Lang LaSalle as a group; and (iv) each person who is known to Jones Lang LaSalle to have been the beneficial owner of more than five percent of the Common Stock. On March 3, 2003, there were 31,015,660 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power.

	Shares of Common Stock Beneficially Owned
Names(1)
	Number	Percent
Ariel Capital Management Inc.(2)	7,769,466	25.05%
The Dai-ichi Mutual Life Insurance Company(3)	2,199,162	7.09%
Gothaer Lebensversicherung A.G.(4)	1,734,594	5.59%
Stuart L. Scott(5)(6)	417,442	1.34%
Christopher A. Peacock(7)	232,298	*
Henri-Claude de Bettignies(8)	35,682	*
Darryl Hartley-Leonard(9)	52,799	*
Derek A. Higgs(10)	13,400	*
Lauralee E. Martin(11)	10,834	*
Sheila A. Penrose(12)	9,306	*
Peter C. Roberts(13)	131,568	*
Jackson P. Tai(14)	6,806	*
Thomas C. Theobald(15)	85,863	*
Lynn C. Thurber(5)(16)	170,220	*
Earl E. Webb(5)(17)	159,158	*
All Directors, Director nominees and executive officers as a group (19 persons)(18)	1,610,511	5.10%

*
Less than 1%

(1)
Unless otherwise indicated, the address of each person or entity is c/o Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601.

(2)
Information with respect to beneficial ownership of Ariel Capital Management Inc. ("Ariel") is included herein in reliance on a Schedule 13G, dated February 28, 2002 and filed with the SEC on March 10, 2003. The address of Ariel Capital Management Inc. is 200 East Randolph Drive, Suite 2900, Chicago, Illinois 60601. Ariel has sole voting power with regard to 7,020,866 shares and sole dispositive power with regard to 7,766,016 shares.

(3)
Information with respect to beneficial ownership of The Dai-ichi Mutual Life Insurance Company is included herein in reliance on a Schedule 13G, dated January 13, 2002 filed with the SEC on

  February 2, 2002. The address of The Dai-ichi Mutual Life Insurance Company is 13-1 Yurakucho, 1-chome, Tokyo, Japan 100.

(4)
Information with respect to beneficial ownership of Gothaer Lebensversicherung A.G. is included herein in reliance on a Schedule 13D, dated January 5, 2001, filed with the SEC reporting ownership as of December 21, 2001. The address of Gothaer Lebensversicherung A.G. is Gothaer Platz 2-8, 37083 Goettingen, Germany.

(5)
Shares are owned directly and by corporations of which the reporting person is, or the reporting person and the reporting person's spouse are, the sole stockholder.

(6)
Includes 135,001 shares which Mr. Scott had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date. 15,000 of the shares listed are held by a trust for the benefit of Mr. Scott's children.

(7)
Includes 65,834 shares which Mr. Peacock had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date.

(8)
Includes 35,682 shares which Professor de Bettignies had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date.

(9)
Includes 34,722 shares which Mr. Hartley-Leonard had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date.

(10)
Includes 8,400 shares which Mr. Higgs had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date.

(11)
Includes 10,834 shares which Ms. Martin had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date.

(12)
Includes 6,806 shares which Ms. Penrose had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date.

(13)
Includes 48,334 shares which Mr. Roberts had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date.

(14)
Includes 6,806 shares which Mr. Tai had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date.

(15)
Includes 33,916 shares which Mr. Theobald had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date. 2,000 of the shares listed are held by Mr. Theobald's wife as custodian for his daughter, and 2,000 of the shares listed are held by Mr. Theobald as trustee of a trust for the benefit of his son. Mr. Theobald disclaims beneficial ownership of these 4,000 shares.

(16)
Includes 54,167 shares which Ms. Thurber had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date.

(17)
Includes 61,667 shares which Mr. Webb had the right to acquire through stock options granted under the Stock Incentive Plan which were exercisable on March 3, 2003 or which would become exercisable within 60 days of that date.

(18)
See footnotes (5) through (17) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Jones Lang LaSalle's Directors, certain of Jones Lang LaSalle's officers and beneficial owners of more than 10 percent of Jones Lang LaSalle's outstanding Common Stock to file reports of ownership and changes in ownership of Jones Lang LaSalle's Common Stock with the Securities and Exchange Commission and to send copies of such reports to Jones Lang LaSalle. Based solely upon a review of such reports and amendments thereto furnished to Jones Lang LaSalle and upon written representations of certain of such persons regarding their ownership of Common Stock, Jones Lang LaSalle believes that no such person failed to file any such report on a timely basis during 2002, except that the Company filed a Form 4 on behalf of Robert S. Orr on June 20, 2002 for a sale that took place on May 30, 2002.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board, with the recommendation of the Audit Committee, has appointed the firm of KPMG LLP as Jones Lang LaSalle's independent auditors for 2003. A proposal to ratify this appointment will be presented at the Annual Meeting.

        Each valid proxy returned to Jones Lang LaSalle will be voted for the ratification of the appointment of KPMG LLP as Jones Lang LaSalle's independent auditors for 2003 unless the proxy specifies otherwise. The Board recommends that stockholders vote FOR ratification of such appointment. The Board retains the right to appoint substitute independent auditors at any time during 2003 for any reason whatsoever upon the recommendation of the Audit Committee.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board is responsible for providing independent, objective oversight of Jones Lang LaSalle's accounting functions and internal controls. The Audit Committee is composed of four Directors, each of whom is independent as defined by the New York Stock Exchange listing standards in effect at the time of mailing of this Proxy Statement. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter was attached to the Proxy Statement for the 2001 Annual Meeting. The Audit Committee is in the process of considering changes to its charter for recommendation to the Board to address recent legislation and New York Stock Exchange initiatives.

        Management is responsible for Jones Lang LaSalle's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of Jones Lang LaSalle's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to review these processes.

        In connection with these responsibilities, the Audit Committee met with management and the independent auditors to review and discuss the December 31, 2002 financial statements. The Audit Committee also discussed with the independent auditors the matters required by accounting standards generally accepted in the United States of America (GAAS), including Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent auditors, and the Audit Committee's review of the representations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

Audit Committe
Derek A. Higgs (Chairman)
Henri-Claude de Bettignies
Darryl Hartley-Leonard
Sheila A. Penrose

INDEPENDENT AUDITORS

        Jones Lang LaSalle expects that representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Audit and Non-Audit Fees

        The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements, audit related fees, tax fees and fees billed for other services rendered by KPMG LLP for 2002 and 2001 (fees are in 000's).

	2002	2001
Audit fees, excluding audit related(1)	$2,182	$2,241

Audit related fees(2)	$70	$96

Tax fees(3)	$2,336	$340

All other fees(4)	$156	$171

Total fees	$4,744	$2,848

(1)
Fees include those necessary to perform the GAAS audit and quarterly reviews of the consolidated financial statements of Jones Lang LaSalle. This includes fees for review of the tax provision and fees for accounting consultations on matters reflected in the financial statements. Audit fees also include audit or other attest services required by statute or regulation (foreign or domestic) such as comfort letters, consents, reviews of SEC filings, and statutory audits in non-U.S. locations.

(2)
Fees include employee benefit plan audits, accounting consultation on proposed transactions, internal control related matters and audit or attest services not required by statute or regulation.

(3)
Fees include tax compliance, tax planning and tax advice. Tax planning and tax advice encompasses a diverse range of services, including consultation, research, and assessment of tax planning initiatives, assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, and expatriate compliance services.

(4)
Fees include all other non-audit services.

PROPOSAL 3

STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

        The Service Employees International Union ("SEIU"), 1313 L Street, N.W., Washington, D.C. 20005, record holder of 220 shares of Jones Lang LaSalle Common Stock, has given notice that it will introduce the following resolution and supporting statement at the Annual Meeting:

SHAREHOLDER PROPOSAL

        RESOLVED: That the shareholders of Jones Lang LaSalle, Inc. urge the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of Director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of Directors previously elected.

SUPPORTING STATEMENT

        We believe the election of Directors is the most powerful way that shareholders influence the strategic direction of our company. Currently the Board of Directors of Jones Lang LaSalle, Inc. is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interest of Jones Lang LaSalle, Inc. and its shareholders. The elimination of the staggered board would require each Director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each Director individually. Concerns that the annual election of Directors would leave Jones Lang LaSalle, Inc. without experienced board members in the event that all incumbents are voted out are unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent Directors' contributions were not valued.

        A classified board of Directors protects the incumbency of the board of Directors and current management, which in turn limits accountability to stockholders. It is our belief Jones Lang LaSalle, Inc.'s corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. While Jones Lang LaSalle, Inc.'s current performance is good, we believe sound corporate governance practices, such as the annual election of Directors, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term.

        Classified boards like ours have become increasingly unpopular in recent years. Last year a majority of shareholders supported proposals asking their boards to repeal classified board structures at a number of respected companies, including Kroger, Merck, Airborne, Sears, Reebok International, PacifiCare, Morgan Stanley, Hasbro, Boeing and Baush & Lomb

        For a greater voice in the governance of Jones Lang LaSalle, Inc. and annual Board of Directors accountability we ask shareholder to vote YES on this proposal.

BOARD RESPONSE

The Board unanimously recommends a vote AGAINST the proposal for the following reasons:

        The Board believes board classification continues to serve the best interests of the Company's stockholders and that a declassified board is not necessary, appropriate or a substitute for good corporate governance. Instead, the Board believes that being proactive in matters of corporate governance is the appropriate way to address management accountability and maximize the performance of the Company over the long term and, in support of this belief, the Board changed its composition to a majority of Non-Executive directors in September 2002.

        In addition, as was stated by the Board in response to this same proposal from SEIU in connection with the 2002 annual meeting of stockholders (which was defeated by a margin of slightly less than two-to-one), the Board believes that the classified board provides important benefits to Jones Lang LaSalle and our stockholders:

  •
  The classified board helps to assure continuity and stability in the business and affairs of Jones Lang LaSalle. It does so by reducing the possibility of a sudden and disruptive change in the composition of the Board and the potential sudden changes in strategy, policies and business relations which may result. Continuity and stability provide a competitive advantage to a professional services business such as ours, as our clients depend on and demand the delivery of consistent high quality services.

  •
  The classified board provides a strong balance in Jones Lang LaSalle's governance. It ensures that a majority of directors at any given time will have experience in our business and affairs while at the same time affording stockholders the opportunity to change up to one-third of the Board annually if they are not satisfied.

  •
  The classified board is a widely used safeguard to protect against unsolicited attempts to gain control of a company. It encourages a person seeking to obtain control of a company to negotiate with the board of directors. Because at least two annual meetings will generally be required to effect a change in control of the board of directors, the classified board gives the incumbent directors the time and leverage necessary to review any takeover proposal, negotiate more favorable terms for stockholders and consider alternate proposals and strategies.

        The Board takes its responsibility to our stockholders seriously and does not believe that the use of a classified board reduces accountability. Stockholders have an annual opportunity to express their approval, or disapproval, of the performance of the Board as each class of directors stands for election.

        Approval of this proposal would not automatically eliminate the classified board, but would be a recommendation to the Board that it propose to stockholders an amendment to Jones Lang LaSalle's Articles of Incorporation to eliminate the classified board. Under Jones Lang LaSalle's Articles of Incorporation, an amendment to eliminate the classified board would require the approval of at least 80% of the outstanding shares of Common Stock. This proposal, however, requires the approval of only a majority of the votes cast at the Meeting.

For these reasons, the Board recommends a vote AGAINST this proposal.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        Stockholder proposals intended to be presented at the year 2004 Annual Meeting and included in Jones Lang LaSalle's proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by Jones Lang LaSalle at Jones Lang LaSalle's principal executive offices by December 5, 2003. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by Jones Lang LaSalle at Jones Lang LaSalle's principal executive offices by February 19, 2004. The Amended Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Amended Bylaws, not later than February 23, 2004 and not earlier than January 23, 2004.

PROXY SOLICITATION EXPENSE

        The proxies being solicited by this Proxy Statement are being solicited by the Board of Jones Lang LaSalle. Proxies may be solicited by officers, Directors and regular employees of Jones Lang LaSalle, none of whom will receive any compensation other than their regular compensation. Jones Lang LaSalle has retained Mellon Investor Services to aid in the solicitation. For these services, Jones Lang LaSalle will pay Mellon Investor Services a fee of approximately $3,000 and reimburse it for certain out-of-pocket disbursements and expenses. Solicitations may be made personally, or by mail, email, facsimile, telephone, telegraph or messenger. Jones Lang LaSalle will, upon request, pay persons holding shares of Common Stock in their names or the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to the beneficial owners. All of the costs of the solicitation of proxies will be paid by Jones Lang LaSalle.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
The Board of Directors recommends a vote FOR the listed nominees.
		FOR ☐	WITHHOLD ☐
1.	Election of Directors 01 Stuart L. Scott 02 Derek A. Higgs 03 Thomas C. Theobald
Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposal 3.
2.	Ratification of the appointment of KPMG LLP as independent auditors for 2003.
FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Stockholder Proposal to declassify the Board of Directors
FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To vote upon any other matters that may properly be presented at the meeting according to their best judgment and in their discretion.
Signature_______________________	Signature______________________	Date___________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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OR
Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

If you are located outside of the United States, the delivery of your Proxy MUST be via the INTERNET or MAIL

PROXY	[JONES LANG LOGO] LASALLE(SM)

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS— MAY 22, 2003

        The undersigned hereby appoints Stuart L. Scott and Christopher A. Peacock, Mark J. Ohringer, and Gordon G. Repp, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the Common Stock of Jones Lang LaSalle Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the annual meeting of stockholders to be held on May 22, 2003, or at any adjournment or postponement thereof.

        This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all the nominees, FOR Proposal Number 2 and AGAINST Proposal Number 3.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

/_\ FOLD AND DETACH HERE /_\ You can now access your Jones Lang LaSalle account online.

Access your Jones Lang LaSalle shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, agent for Jones Lang LaSalle, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status
•	View certificate history
•	View book-entry information
•	Make address changes
•	Establish/change your PIN
•	Sell book shares

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1:    FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN. Please contact shrrelations@melloninvestor.com to obtain your Investor ID number.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

•	SSN or Investor ID
•	PIN
•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2:    Log in for Account Access

You are now ready to log in. To access your account please enter your:

•	SSN or Investor ID
•	PIN
•	Then click on the Submit button
If you have more than one account, you will now be asked to select the appropriate account.
Step 3: Account Status Screen
You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.
•	Certificate History
•	Book-Entry Information
•	Issue Certificate
•	Address Change
•	Sell Book Shares
For Technical Assistance Call 1-877-978-7778 or 1-201-329-8660 (Outside the US) between 9am-7pm Monday-Friday Eastern Time

QuickLinks

TABLE OF CONTENTS
INTRODUCTION
ANNUAL REPORT
VOTING AT THE ANNUAL MEETING
STOCKHOLDER AGREEMENTS
PROPOSAL 1 ELECTION OF DIRECTORS
MANAGEMENT
  Directors and Executive Officers
  Board Committees and Meetings
EXECUTIVE COMPENSATION
  Summary Compensation Table
  Option Grants
  Aggregated Option Exercises in 2002 and Year-End Option Values
  Incentive Compensation
  Amended and Restated Stock Award and Incentive Plan
  Employee Stock Purchase Plan
  Stock Ownership Program
  UK Savings Related Share Option Plan
  Employment Agreements
  Severance Pay Plan
  Director Compensation
  Compensation Committee Interlocks and Insider Participation
  Compensation Committee Report on Executive Compensation
  Performance Graph
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITORS
PROPOSAL 3 STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS
SHAREHOLDER PROPOSAL
SUPPORTING STATEMENT
BOARD RESPONSE
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
PROXY SOLICITATION EXPENSE